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                                                               EXHIBIT 5.1
              [LETTERHEAD OF PILLSBURY MADISON & SUTRO LLP]

                                          December 16, 1996

BA Merchant Services, Inc.
One South Van Ness Avenue
San Francisco, California 94103

Ladies and Gentlemen:

  We have acted as counsel for BA Merchant Services, Inc., a Delaware corporation (the "Company"), the Registrant named in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (Registration Number 333-13985) (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 16,100,000 shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares").

  We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate to the purposes of this opinion, and on the basis of such examination, please be advised that we are of the opinion that, upon the sale and authentication of the Shares in the manner contemplated by the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of Class A Common Stock" in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                          /s/ Pillsbury Madison & Sutro LLP